Exhibit 21.1

List of Subsidiaries of
Stratus Properties Inc.

Name Under Which
Entity	Organized	It Does Business

Stratus Properties Operating Co., L.P.	Delaware	Same
Oly Stratus Barton Creek I Joint Venture	Texas	Same
STRS Plano, L.P.	Texas	Same
Stratus Block 21 Investments, L.P.	Texas	Same